CAPITAL INCOME BUILDER, INC.
                             ARTICLES SUPPLEMENTARY
 Capital Income Builder, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the ACorporation@), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
 FIRST: (a) The Board of Directors of the Corporation has divided and further classified the unissued shares of the authorized common stock of the Corporation into two additional classes, designated "Class C" and "Class F". The remaining shares of common stock, including the shares currently issued and outstanding, shall consist of the previously designated Class A shares and Class B shares. The authorized shares of each such class of common stock shall consist of the sum of (x) the outstanding shares of that class and (y) one-fourth (1/4) of the authorized but unissued shares of all classes of common stock; PROVIDED HOWEVER, that in the event application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares; and PROVIDED, FURTHER, that at all times the aggregate number of authorized Class A shares, Class B shares, Class C shares and Class F shares of common stock shall not exceed the authorized number of shares of common stock (I.E., 400,000,000 shares until changed by action of the Board of Directors in accordance with Section 2-208.1 of the Maryland General Corporation Law).
 (b) The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Class A shares and Class B shares of the Corporation are set forth in the Charter of the Corporation. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Class C shares and Class F shares of the Corporation are set forth below.
 SECOND: Except to the extent provided otherwise by the Charter of the Corporation, all classes of shares of the Corporation (including Class C shares and Class F shares) shall represent an equal proportionate interest in the assets of the Corporation (subject to the liabilities of the Corporation) and each share shall have identical voting, dividend, liquidation and other rights; PROVIDED, HOWEVER, that notwithstanding anything in the Charter of the Corporation to the contrary:
 (i) Each class of shares of the Corporation (including Class C shares and Class F shares) may be issued and sold subject to different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as may be established from time to time by the Board of Directors in accordance with the Investment Company Act of 1940 and applicable rules and regulations of self-regulatory organizations and as shall be set forth in the applicable prospectus for the shares;
  (ii) Expenses, costs and charges which are determined by or under the supervision of the Board of Directors to be attributable to the shares of a particular class may be charged to that class and appropriately reflected in the net asset value of, or dividends payable on, the shares of that class;
  (iii) Except as otherwise provided hereinafter, on a business day no later than the fifteenth day of the first calendar month following the expiration of a 120-month period commencing on the first day of the calendar month during which Class C shares were purchased by a holder thereof, such shares (as well as a pro rata portion of any Class C shares purchased through the reinvestment of dividends or other distributions paid on all Class C shares held by such holder) shall automatically convert to Class F shares on the basis of the respective net asset values of the Class C shares and the Class F shares on the conversion date; PROVIDED, HOWEVER, that the Board of Directors, in its sole discretion, may suspend the conversion of Class C shares if any conversion of such shares would constitute a taxable event under federal income tax law (in which case the holder of such Class C shares shall have the right to exchange from time to time any or all of such Class C shares held by such holder for Class F shares on the basis of the respective net asset values of the Class C shares and Class F shares on the applicable exchange date and without the imposition of a sales charge or fee); and PROVIDED, FURTHER, that conversion (or exchange) of Class C shares represented by stock certificates shall be subject to tender of such certificates; and
  (iv) Subject to the foregoing paragraph, each class of shares of the Corporation (including Class C and Class F shares) may have such different exchange rights as the Board of Directors shall provide in compliance with the Investment Company Act of 1940.
 THIRD: The foregoing amendment to the Charter of the Corporation does not increase the authorized capital stock of the Corporation.
 FOURTH: The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.
 IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chairman and attested by its Secretary on this 16th day of January, 2001.
  CAPITAL INCOME BUILDER, INC.
  By:  /s/ Paul G. Haaga, Jr.
   Paul G. Haaga, Jr.
   Chairman of the Board
ATTEST:
By:  /s/ Vincent P. Corti
 Vincent P. Corti
 Secretary
 The undersigned, Chairman of the Board of Capital Income Builder, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.
    /s/ Paul G. Haaga, Jr.
   Paul G. Haaga, Jr.
   Chairman of the Board